EXHIBIT 10.100

March 25, 2013

South Texas Reservoir Alliance LLC
1416-B Campbell Road, Suite 204
Houston, Texas 77055
Attn.: Sean Fitzgerald

Re: Consulting Services Agreement – Mississippian Acquisition

Dear Sean:

This letter memorializes the agreement by and between South Texas Reservoir Alliance LLC (“STXRA”) and Pacific Energy Development MSL LLC (“PEDCO”), a wholly-owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), regarding compensation due and payable to STXRA, and other matters, in connection with PEDCO’s anticipated acquisition of certain interests in the Mississippian formation in southern Kansas (the “Subject Acreage”) from Berexco LLC (“Berexco”), pursuant to that certain Agreement for Purchase of Term Assignment dated February 22, 2013, by and between Berexco and PEDCO (the “AFPOTA”).

STXRA previously entered into a certain Consulting Services Agreement, dated June 1, 2012 (the “Condor-STXRA Agreement”), with Condor Energy Technology LLC (“Condor”), an affiliate of PEDCO, pursuant to which Condor agreed to compensate STXRA with respect to any acquisition by Condor of the Subject Acreage on the terms and conditions set forth therein. Subsequent to the entry of the Condor-STXRA Agreement, Condor elected not to acquire the Subject Acreage, with PEDCO instead entering into the AFPOTA to acquire a portion of the same acreage from Berexco. STXRA has continued to provide acquisition and due diligence-related consulting services free of charge to PEDCO in contemplation of its acquisition of the Subject Acreage.

STXRA and PEDCO hereby agree that for purposes of PEDCO’s planned acquisition of the Subject Acreage under the AFPOTA, PEDCO shall pay to STXRA the compensation due under the Condor-STXRA Agreement, specifically, that PEDCO shall pay to STXRA a fee equal to $75.00 per net oil and gas acre in the Subject Acreage acquired by PEDCO (contemplated to be 6,762.94 net acres) (the “Gross Commission”), payable 80% in cash and 20% in common stock of PEDEVCO (the “Equity Commission”); provided, however, that (i) payment of such compensation shall not be due until thirty (30) days following the closing of PEDEVCO’s anticipated underwritten public offering of its common stock (the “IPO”), and (ii) the number of shares of PEDEVCO common stock to be issued shall be calculated as follows: (Gross Commission * 20%) / the higher of (x) the price per share of PEDEVCO common stock issued in the IPO, or (y) $1.25. For example, if the Gross Commission due is $500,000 and the IPO price per share is $2.00, then the total Equity Commission shall be 50,000 shares of PEDEVCO common stock (($500,000 * 20%) / $2.00 = 50,000). No other compensation or expenses shall be due or owing by Condor, PEDCO, PEDEVCO or MIE Jurassic Holdings Corporation to STXRA in connection with PEDCO’s acquisition of the Subject Acreage or under the Condor-STXRA Agreement.

Mississippian Consulting Services Agreement

Regards,

By:	/s/ Michael L. Peterson
Michael L. Peterson Executive Vice President and Chief Financial Officer Pacific Energy Development MSL LLC

Agreed to and Accepted:

South Texas Reservoir Alliance LLC

By:	/s/ Sean Fitzgerald
Name	Sean Fitzgerald
Title	Manager
Date:	March 25, 2013